Exhibit 99.1

August 30, 2012

Carriage Services Announces Closing Of New Senior Secured Credit Facility

HOUSTON, Aug. 30, 2012 /PRNewswire/—Carriage Services, Inc. (NYSE: CSV) announces that it has closed its previously announced Commitment with Bank of America N.A. as Administrative Agent and Merrill Lynch Pierce Fenner and Smith Incorporated as Sole Lead Arranger and Sole Book Manager for a Senior Secured Credit Facility. Raymond James Bank N.A., Regions Bank and Amegy Bank N.A. all served as co-syndication agents.

The new Senior Secured Credit Facility will be $235,000,000, including a new 5-year $130,000,000 Term Loan and an up to $105,000,000 Revolving Credit Facility.

The Revolving Credit Facility will refinance our existing Revolving Credit, pay other transaction related fees and expenses and provide for future corporate needs. The Term Loan will be used to redeem and replace our existing 7.875% Senior Notes.

Simultaneously, with the closing of the new Senior Secured Credit Facility, Carriage has called the 7.875% Senior Notes. The period of time to complete this transaction is approximately 30 days.

As a result of the financial benefits of this transaction, Carriage is raising its rolling four quarter earnings outlook given in the Second Quarter Earnings Release as follow:

Range
Revenues	$208 — $210
Consolidated EBITDA	$49 — $51
Adjusted Consolidated EBITDA	$55 — $57

Net Income	$12 — $14
GAAP Diluted EPS	$0.71 — $0.74
Adjusted Net Income	$16 — $18
Non-GAAP EPS	$0.92 — $0.94
Cash Flow from Operations	$27 — $29
Free Cash Flow	$23 — $25

Carriage Services is a leading provider of death care services and products. Carriage operates 164 funeral homes in 26 states and 33 cemeteries in 11 states.

Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Forward-Looking Statements and Cautionary Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company. A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com

SOURCE Carriage Services, Inc.

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